EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Acacia Research Corporation on Forms S-3 (Nos. 333-122452, 333-133529, 333-157623) and on Forms S-8 (Nos. 333-102181, 333-109352, 333-119811, 333-127583, 333-131463, 333-140280, 333-144754, 333-149849, 333-157626).

/s/ GRANT THORNTON LLP
Irvine, California
February 25, 2010